UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2007 (November 26, 2007)
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana (State or Other Jurisdiction of Incorporation or Organization)	0-21086 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive P.O. Box 442, Sulphur, LA (Address of Principal Executive Offices)	70665 70664-0442 (Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     The Company previously disclosed in September 2007 that the Audit Committee of its Board of Directors was conducting an internal investigation of its West Africa operations, focusing on the legality, under the U.S. Foreign Corrupt Practices Act (FCPA) and local laws of one of its subsidiary’s reimbursement of certain expenses incurred by a customs agent in connection with shipments of materials and the temporary importation of vessels into West African waters and had voluntarily contacted the Securities and Exchange Commission and the U.S. Department of Justice to advise them that an independent investigation was under way. The Company recently received a subpoena from the Staff of the Securities and Exchange Commission requesting documents related to the Company’s dealings with the customs agent in question, focusing primarily on transactions in the Company’s West African operations, which indicates that the SEC has opened a formal non-public investigation into the matter. The letter accompanying the SEC subpoena states that the investigation and subpoena do not mean that the SEC or its staff has concluded that any violation of law has occurred, nor does it mean that they have a negative opinion of any person, entity or security. As previously disclosed the Company has been cooperating fully with both agencies in connection with the matter and will continue to do so.
     The internal investigation is in an early stage, and the Company is unable to predict what conclusions, if any the SEC will reach or whether the Department of Justice will open a separate investigation to investigate this matter, or, what potential remedies these agencies may seek.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
Date: December 5, 2007	By:	/s/ PETER S. ATKINSON
Peter S. Atkinson
President and Chief Financial Officer